NEWS RELEASE
FOR RELEASE: IMMEDIATELY

WAYNE SAVINGS BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE QUARTER ENDED SEPTEMBER 30, 2006

Wooster, Ohio (October 27, 2006) - Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net earnings of $484,000 or $.15 per diluted share for the second fiscal quarter ended September 30, 2006, compared to $467,000 or $.14 per share for the quarter ended September 30, 2005. The increase in earnings was primarily due to a significant decrease in general, administrative and other expense, partially offset by a decrease in net interest income and an increased provision for losses on loans.

Net interest income before provision for loan losses decreased $16,000 for the quarter ended September 30, 2006, compared to the quarter ended September 30, 2005. Interest income increased $780,000 for the 2006 quarter compared to the same quarter in 2005 as a result of prime rate increases, a shift in balance sheet composition from investment securities and residential mortgage loans toward higher yielding commercial loans, and the reinvestment of maturing investment securities and mortgage-backed securities cashflows into higher yielding securities. Interest expense increased $796,000 compared to the prior year period as a result of increased rates paid on certificates of deposit and a shift in deposit composition from savings and checking deposits to higher rate certificates of deposit. A provision for losses on loans of $30,000 was made during the quarter ended September 30, 2006 compared to no provision during the quarter ended September 30, 2005 as a result of the growth in the commercial loan portfolio and the more challenging economic conditions in our market area. Other income decreased $15,000, due primarily to decreases in income on bank owned life insurance and management’s decision to retain fixed-rate mortgage loans in the loan portfolio instead of selling those loans into the secondary market, which was partially offset by an increase in other fee income. General, administrative and other expense decreased by $114,000 primarily due to a reduction in staff through attrition, partially offset by severance expenses associated with a restructuring of the branch management organization. Full time equivalent staff was 114 at September 30, 2006 compared to 128 at September 30, 2005.

For the six month period ended September 30, 2006, net earnings totaled $1,077,000, or $0.33 per diluted share, compared to net earnings of $907,000, or $0.27 per diluted share for the six months ended September 30, 2005.

Net interest income before provision for loan losses increased $106,000 for the six months ending September 30, 2006 compared to the six months ended September 30, 2005. Interest income increased $1,535,000 for the six month period compared to the same period in 2005 as a result of prime rate increases and a shift in portfolio composition from investment securities and mortgage loans toward commercial loans and the reinvestment of maturing investment securities and mortgage-backed securities into higher yielding securities. Interest expense increased $1,429,000 compared to the prior year period as a result of increased rates paid on certificates of deposit and a shift in portfolio composition from savings and checking deposits to certificates of deposit. A provision for losses on loans of $60,000 was made during the six months ended September 30, 2006 compared to no provision for the six months ended September 30, 2005 to reflect the growth in the commercial loan portfolio and the more challenging economic conditions in our market area.

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Other income increased $3,000, due primarily to increases in trust and other fee income partially offset by decreases in other income due to a decrease in income on bank owned life insurance and management’s decision to retain fixed rate mortgage loans in the loan portfolio instead of selling those loans into the secondary market. General, administrative and other expense decreased by $246,000 primarily due to a reduction in staff through attrition, which was partially offset by severance expenses associated with a restructuring of the branch management organization.

According to Phillip E. Becker, President and Chief Executive Officer, “the Company is experiencing compression in its net interest margin due to a flat yield curve, regional economic conditions and intense competition for both loans and deposits. Management is working in a deliberate fashion to offset this margin compression through control and reduction of non-interest expense while positioning the Company to better serve its customer base in the future. The restructuring of the branch management organization during the fiscal second quarter represents an important step in this ongoing process.”

At September 30, 2006, Wayne Savings Bancshares, Inc. reported total assets of $405.8 million, up from total assets of $403.7 million at March 31, 2006. Deposits decreased $5.1 million, or 1.5% to $327.5 million from $332.6 million at March 31, 2006. Stockholders’ equity at September 30, 2006 and March 31, 2006 amounted to $35.7 million and $35.5 million, respectively, or 8.80% of total assets for both periods.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

CONTACT PERSON:	H. STEWART FITZ GIBBON III
EXECUTIVE VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(330) 264-5767

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands, except per share data)
	September 30, 2006	March 31, 2006
	(Unaudited)
ASSETS

Cash, cash equivalents, & investment securities	$75,265	$87,430
Mortgage-backed securities, net (1)	68,507	55,731
Loans receivable, net (1)	236,299	235,312
Federal Home Loan Bank stock	4,758	4,623
Office premises & equipment, net	8,388	8,557
Real estate acquired through foreclosure	97	156
Other assets	12,487	11,870
TOTAL ASSETS	$405,801	$403,679

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$327,476	$332,570
Advances from Federal Home Loan Bank	38,900	32,750
Advances by borrowers for taxes & insurance	338	521
Accounts payable on mortgage loans serviced for others	221	225
Other liabilities	3,153	2,097
TOTAL LIABILITIES	370,088	368,163

Common stock (3,954,874 and 3,934,874 shares of $.10 par value issued at
September 30, 2006 and March 31, 2006 respectively)	395	393
Additional paid-in capital	35,881	35,604
Retained earnings	11,672	11,394
Less required contributions for shares acquired by Employee Stock Ownership Plan	(1,199)	(1,239)
Less Treasury Stock (650,822 and 595,322 shares at September 30, 2006 and
March 31, 2006 respectively)	(10,461)	(9,625)
Accumulated other comprehensive loss	(575)	(1,011)
TOTAL STOCKHOLDERS' EQUITY	35,713	35,516

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$405,801	$403,679
(1) Includes available for sale classifications.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in Thousands -- unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Interest income	$5,578	$4,798	$11,014	$9,479
Interest expense	2,762	1,966	5,277	3,848
Net interest income	2,816	2,832	5,737	5,631
Provision for losses on loans	30	0	60	0
Net interest income after provision for loan losses	2,786	2,832	5,677	5,631
Other income	431	446	857	854
General, administrative, and other expense	2,538	2,652	5,025	5,271
Earnings before federal income taxes	679	626	1,509	1,214
Federal income taxes	195	159	432	307
Net earnings	$484	$467	$1,077	$907

Earnings per share
Basic	$0.15	$0.14	$0.33	$0.27
Diluted	$0.15	$0.14	$0.33	$0.27

Dividends per share	$0.12	$0.12	$0.24	$0.24

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months
	ended September 30,

	2006	2005

Quarterly Results

Net Interest Income	$2,816	$2,832
Net Earnings	$484	$467
Earnings Per Share:
Basic	0.15	0.14
Diluted	0.15	0.14
Return on Average Assets (Annualized)	.48%	.48%
Return on Average Equity (Annualized)	5.4%	5.0%

	For the Six Months
	ended September 30,
	2006	2005

Year to Date Results

Net Interest Income	$5,737	$5,631
Net Earnings	$1,077	$907
Earnings Per Share:
Basic	0.33	0.27
Diluted	0.33	0.27
Return on Average Assets (Annualized)	.54%	.46%
Return on Average Equity (Annualized)	6.0%	4.7%

	September 30,	March 31,
	2006	2006

End of Period Data

Total Assets	$405,801	$403,679
Stockholders' Equity to Total Assets	8.80%	8.80%